Exhibit 99.1

GAIAM REPORTS 2014 FIRST QUARTER NET REVENUE OF $37.6 MILLION

-Additional 1,420 Store within Store Locations Secured -

BOULDER, CO, May 8, 2014 — Gaiam, Inc. (NASDAQ: GAIA), a lifestyle media company, today reported financial results for the quarter ended March 31, 2014.

Conference Call: Gaiam is hosting a conference call today, May 8, 2014, beginning at 2:30 p.m. MT (4:30 p.m. ET). The conference call dial-in numbers are (212) 231-2927 or (415) 226-5359. Questions will be reserved for analysts and investors. Following the completion of today’s conference call, a replay will be available until March 15, 2014 by dialing (800) 633-8284 or (402) 977-9140, passcode: 21715238.

During the fourth quarter of 2013, the Company sold its non-branded entertainment media distribution operations (“GVE”) and discontinued its direct response television marketing (“DRTV”) operations. As a result, the Company now reports these businesses as discontinued operations, and has reclassified the financial results for all periods presented below accordingly. Unless otherwise noted, all figures below reflect the continuing operations of Gaiam, which is comprised of the Company’s branded yoga, fitness, and wellbeing business, including fitness media content and products, which have a presence in over 38,000 retail doors worldwide; the Company’s e-commerce platform; and GaiamTV, a global digital subscription service.

Lynn Powers, Chief Executive Officer of Gaiam, commented, “While there was a general slowdown in consumer retail spending early in the year, our total revenue rose 5.1% in the first quarter of 2014 and revenue from the top 25 retail accounts in our business segment rose 7% year over year excluding the impact of a strategic decision to convert our media category management business from an inventory model to a distribution model during the fourth quarter 2013. This change would have reduced reported revenue in the first quarter of 2013 by approximately $1 million. However, the change does not impact profit and improves our cash flow. Another key highlight was the significant revenue growth generated in the quarter by GaiamTV, which helped drive a nearly 17% year-over-year improvement in direct to consumer segment revenue.

“As a leading brand in the expanding yoga, fitness and wellbeing market, Gaiam is well positioned to achieve consistent growth as we continue to execute on our focused strategic initiatives. We achieved impressive year-over-year gains with sporting goods and online retailers and secured retailer commitments for an additional eight feet of Gaiam- and SPRI-branded products in 1,200 doors nationwide. We have similar expectations for growth in international markets as we begin to leverage the growing global recognition of our brand outside the U.S. During the quarter, we secured placement of Gaiam products in 220 doors in a major European retailer with potential for expansion in many additional locations. We expect to ship to both new retailers in the second half of 2014.”

Ms. Powers concluded, “The overall market growth, expansion of our Gaiam and SPRI rehabilitative products, introduction of SPRI Cross Train fitness products, anticipated launch of Gaiam yoga apparel, and our strong balance sheet provide us with the product breadth and financial strength to continue growing our brands both domestically and internationally. We also believe that the proposed separation of GaiamTV, expected to occur in the fourth quarter of this year, will unlock new value for our shareholders.”

2014 First Quarter Review

In the quarter ended March 31, 2014, net revenue was $37.6 million, an increase of approximately $1.0 million, or 2.5%, compared to $36.7 million in the prior-year period, including the impact of the Company’s decision to convert its media category management business to a distribution model that would have reduced revenue by approximately $1 million in the first quarter of 2013.

Gross profit for the 2014 first quarter was $17.0 million, or 45.3% of net revenue, compared to gross profit of $15.7 million, or 42.9% of net revenue, in the first quarter of 2013. The increase in gross margin reflects the growth in GaiamTV and the conversion of the Company’s media category management business to a distribution model. As a result of this conversion, Gaiam continues to recognize gross profit at levels similar to prior periods, while recognizing revenue related only to earned distribution fees rather than the total sales to customers. Therefore, the change has the impact of reducing revenues and increasing gross profit margins. Additionally, Gaiam no longer owns inventory associated with the converted arrangements, which reduces working capital requirements and improves cash flow.

Operating expenses were 51.8% of net revenue in the 2014 first quarter, compared to 51.5% of net revenue in the first quarter of 2013, due to lower operating expenses in the business segment, offset by investments in GaiamTV.

Operating loss for the three months ended March 31, 2014 improved 21% to $2.5 million, compared to $3.2 million in the first quarter of 2013.

During the quarter, the Company recorded a gain of $0.4 million on the sale of 100,000 shares of Real Goods Solar common stock.

The Company also recognized an income tax expense of $0.1 million during the quarter as a result of the valuation allowance it recorded against deferred tax assets in the fourth quarter of 2013. The deferred tax assets remain available to offset future income.

Gaiam’s business segment generated income from operations of $2.4 million compared to $2.0 million in the same period last year primarily reflecting lower operating expenses. The direct to consumer segment recorded a net loss from operations of $4.8 million compared to a net loss of $5.2 million in the same period of last year.

Net loss from continuing operations for the 2014 first quarter was $2.1 million, or a loss of $0.09 per share, compared to a net loss from continuing operations of $2.2 million, or a loss of $0.10 per share, for the first quarter of 2013. The prior year period included a tax benefit of $1.0 million, or $0.04 per share. In accordance with GAAP, the Company recorded a valuation allowance against its net operating losses during the quarter that prevented it from recognizing a net tax benefit.

Jirka Rysavy, Chairman, commented, “GaiamTV continues to gain traction with consumers seeking quality conscious media content. The separation of Gaiam TV will allow the Gaiam brand to focus on yoga, fitness and wellbeing and our Board of Directors believes that both businesses and shareholders will benefit from GaiamTV operating as a standalone business.”

On March 17, 2014, Gaiam announced that its Board of Directors agreed to pursue the separation of the Company’s subscription unit from the Gaiam-branded business into two separate publicly traded companies. The Company currently expects the separation to take the form of a tax-free spin-off to shareholders. GaiamTV is a global digital video streaming service that provides conscious media to its subscribers in over 100 countries. Over 90% of its 6,000 titles are available for streaming exclusively on GaiamTV through almost any device connected to the internet. In 2013, GaiamTV generated revenue of approximately $5.6 million, and the Company expects that 2013 initiatives will help the unit’s revenue to at least double in 2014.

Gaiam may, at any time and for any reason until the proposed spin-off is complete, abandon, modify or change the terms of its contemplated spin-off.

About GAIAM

Gaiam, Inc. (NASDAQ: GAIA) is a leading producer and marketer of lifestyle media and fitness accessories. With a wide distribution network that consists of approximately 38,000 retail doors, 15,000 store within stores, 5,000 category management locations, and e-commerce, Gaiam is dedicated to providing solutions for healthy and eco-conscious living and personal transformation. Gaiam TV is a global digital subscription service with over 6,000 exclusive videos available for streaming. The Company dominates the health and wellness category and owns the largest library of conscious media. For more information about Gaiam, please visit www.gaiam.com or call 1.800.869.3603.

This press release includes forward-looking statements relating to matters that are not historical facts. Forward-looking statements may be identified by the use of words such as “expect,” “intend,” “believe,” “will,” “should” or comparable terminology or by discussions of strategy. While Gaiam believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different. Risks and uncertainties that could cause materially different results include, among others, introduction of new products and services, completion and integration of acquisitions, the possibility of negative economic conditions, and other risks and uncertainties included in Gaiam’s filings with the Securities and Exchange Commission. Gaiam assumes no duty to update any forward-looking statements.

Contact:
Steve Thomas	Joseph N. Jaffoni, Norberto Aja, Richard Land
Chief Financial Officer	JCIR
Gaiam, Inc.	(212) 835-8500 / gaia@jcir.com
(303) 222-3782 / steve.thomas@gaiam.com

- Financial tables follow -

GAIAM, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended March 31, 2014		Three Months Ended March 31, 2013
Net revenue	$37,611	100.0%	$36,679	100.0%
Cost of goods sold	20,591	54.7%	20,929	57.1%

Gross profit	17,020	45.3%	15,750	42.9%
Selling and operating	16,408	43.6%	15,382	41.9%
Corporate, general and administration	3,090	8.2%	2,921	8.0%
Other general expense	—	—%	603	1.6%

Loss from operations	(2,478)	-6.5%	(3,156)	-8.6%
Interest and other income (expense)	38	0.1%	(31)	-0.1%
Gain on sale of investment	438	1.2%	—	—%

Loss before income taxes and noncontrolling interest	(2,002)	-5.2%	(3,187)	-8.7%
Income tax expense (benefit)	96	0.3%	(984)	-2.7%

Loss from continuing operations	(2,098)	-5.5%	(2,203)	-6.0%
Income from discontinued operations	26	0.1%	1,981	5.4%

Net loss	(2,072)	-5.4%	(222)	-0.6%
Net income attributable to the noncontrolling interest	(62)	-0.2%	(54)	-0.1%

Net loss attributable to Gaiam, Inc.	$(2,134)	-5.6%	$(276)	-0.7%

Net income (loss) per share attributable to Gaiam, Inc. common shareholders - basic:
From continuing operations	$(0.09)		$(0.10)
From discontinued operations	0.00		0.09

Basic net income (loss) per share attributable to Gaiam, Inc.	$(0.09)		$(0.01)

Net income (loss) per share attributable to Gaiam, Inc. common shareholders - diluted:
From continuing operations	$(0.09)		$(0.10)
From discontinued operations	0.00		0.09

Diluted net income (loss) per share attributable to Gaiam, Inc.	$(0.09)		$(0.01)

Weighted-average shares outstanding:
Basic	24,006		22,372
Diluted	24,006		22,372

GAIAM, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	March 31, 2014	December 31, 2013
Assets
Current assets:
Cash	$29,545	$32,229
Accounts receivable, net	23,832	31,399
Inventory, less allowances	19,886	20,275
Deferred advertising costs	583	311
Advances	620	1,078
Other current assets	8,491	8,081
Current assets of discontinued operations	900	1,879

Total current assets	83,857	95,252
Property and equipment, net	22,648	22,540
Media library, net	5,578	5,211
Goodwill	13,999	13,999
Other intangibles, net	858	1,155
Other assets	2,240	1,835
Noncurrent assets of discontinued operations	10	10

Total assets	$129,190	$140,002

Liabilities and Equity
Current liabilities:
Accounts payable	$8,440	$11,697
Accrued liabilities	15,092	17,503
Participations payable	632	3,916
Current liabilities of discontinued operations	831	1,596

Total current liabilities	24,995	34,712
Total equity	104,195	105,290

Total liabilities and equity	$129,190	$140,002

4